Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in Amendment No. 2 to the Registration Statement of Hibernia Homestead Bancorp, Inc. on Form S-1, and the Notice of Intent to Convert (“Notice”) filed with Federal Deposit Insurance Corporation, of our report on Hibernia Homestead Bank, dated as of February 25, 2008 (except Note 18, which is dated May 27, 2008 and is unaudited, and Note 19, which is dated September 17, 2008 and is unaudited), appearing in the Prospectus, which is part of the Registration Statement and a part of the Notice.
We also consent to the reference to this firm under the headings “Experts” and “Legal and Tax Matters” in such Prospectus.
A Professional Accounting Corporation
Metairie, Louisiana
September 18, 2008